EXHIBIT A

                                 AGREEMENT


     This is an Agreement by and between Commerce Group Corp. and Sylvia Machulak for the Sylvia Machulak Rollover Individual Retirement Account:

     WHEREAS, Commerce Group Corp. owes the Sylvia Machulak Rollover Individual Retirement Account the total sum of $1,354,507.88 for principal and interest through February 28, 2010, upon open-ended, secured, on-demand promissory notes and does not have sufficient cash to pay this debt;

     WHEREAS, Commerce Group Corp. owns precious stones and jewelry with a current book value of $132,447.77 and Sylvia Machulak is willing to accept said precious stones and jewelry on behalf of the Sylvia Machulak Rollover Individual Retirement Account to reduce the open-ended, secured, on-demand promissory notes due to the Sylvia Machulak Rollover Individual Retirement Account by the sum of $132,447.77;

     NOW THEREFORE, the parties agree as follows:

     1. In full payment of the precious stones and jewelry more fully described in the appraisal attached to this Agreement, Commerce Group Corp. will, contemporaneously with the signing of this Agreement, assign the precious stones and jewelry to the Sylvia Machulak Rollover Individual Retirement Account to reduce the open-ended, secured, on-demand promissory notes due to the Sylvia Machulak Rollover Individual Retirement Account by the sum of $132,447.77;

     2. To effectuate this Agreement, the parties will execute whatever documents are required to cause the assignment of said precious stones and jewelry and evidence that the open-ended, secured, on-demand promissory notes due to the Sylvia Machulak Rollover Individual
Retirement Account were reduced by the sum of $132,447.77;

     Dated this 29th day of March, 2010.

Commerce Group Corp.


/s/ Edward A. Machulak                 /s/ Sylvia Machulak
---------------------------------      -------------------------------
By: Edward A. Machulak, President      Sylvia Machulak for the
                                       Sylvia Machulak Rollover
                                       Individual Retirement Account